Exhibit 99.1

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

FIRST INDIANA BANK

Moderator: Bob Warrington
July 20, 2006
1:00 pm CT

Operator:	Good afternoon. My name is (Lawanna) and I will be your conference operator today.

At this time I would like to welcome everyone to the Second Quarter Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

Thank you.

Mr. Warrington, you may begin your conference.

Bob Warrington:	Thank you, (Lawanna).

Welcome and thank you for joining us. We appreciate the opportunity to share our second quarter results and observations with you.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

With me today are Beth Copeland, our Communications Director, and Bill Brunner, our Chief Financial Officer.

First Beth Copeland will address forward-looking statements. Second, Bill Brunner will review selected financials. And then I’ll provide some remarks. Following that, we’ll be glad to answer any questions you have.

Beth?

Beth Copeland:	This conference call may contain forward-looking statements concerning First Indiana’s future operations and financial results.

Such statements are based on management’s views and expectations as of today based on information presently available to management. These statements are subject to numerous risks and uncertainties as described in our Form 10-K and other filings with the Securities and Exchange Commission and as a consequence, actual results may differ materially from those anticipated by the forward-looking statements. First Indiana undertakes no duty to update forward-looking statements.

And now Bill Brunner will review a few of our financials.

Bill Brunner:	Good afternoon.

First Indiana’s net income for the second quarter of 2006 was $6.7 million or 40 cents per diluted share. Earnings for the second quarter of the previous year were $6.3 million or 36 cents per diluted share.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

Included in the first quarter – the second quarter results were two items of mention that affected our net income. First was a negative provision of $1.35 million, which had an impact of 5 cents per diluted share. Credit remained strong as demonstrated in non-performing loans decreasing to 0.16% of total loans and year-to-date charge-offs of 17 basis points.

Second were costs associated with the implementation of our technology outsourcing agreement for core processing services? In the second quarter, we recognized $216,000 in expenses or a negative 1 cent per diluted share associated with this change.

Most of the cost for the conversion to the new system has been recognized and we are very close to an August conversion date.

Return on – or equity for the quarter was 15.33% compared with 14.42% in the second quarter of 2005. Return on average assets for the second quarter was 1.35% compared with 1.34% in the second quarter of 2005.

Total loan outstandings increased $93 million or 6% on a linked quarter basis. Loans ended the second quarter at $1.7 billion compared with $1.6 billion at the end of the first quarter and $1.5 billion at the end of the second quarter in 2005.

This quarter’s growth was led by commercial lending, which grew 10% from March 31, 2006 and 20% over the past 12 months.

Deposits for the second quarter averaged $1.5 billion, up $92 million or 7% over the average for the first quarter of 2006. Balances in the savings products increased on average $47 million, primarily in the commercial division’s

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

client base. Retail CDs increased on average $35 million over the previous quarter as the demand for CDs continues to increase.

Net interest margin was 3.77% for the second quarter of 2006. This is compared with 3.90% for the first quarter of 2006 and 3.89% for the second quarter of 2005.

The change in the margin is due to several factors, including the bank experienced significant deposit growth during the quarter, much of which was in larger commercial deposits and the sales of retail CDs.

The success in growing these products changed the mix of deposits. Additionally, price competition on deposits have increased, particularly in the money market and savings products.

Lastly on the asset side, narrowing spreads on high quality consumer loans caused by competitive factors and a flat to inverted yield curve had a negative impact.

Non-interest income for the second quarter of 2006 was $7.3 million compared with $7.4 million in the first quarter of 2006. Deposit fees increased in the second quarter following what is appearing to be a seasonal trend in the first quarter of the year.

As I mentioned earlier in this (call — in) last quarter’s call, we have incurred costs associated with the implementation of our new core processing system. Excluding such one-time expenses in both the first and second quarter of this year, non-interest expense was flat at $15.2 million.

Now Bob has some – has a few remarks about our results.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

Bob Warrington:	Thank you, Bill.

I think it would be helpful to elaborate on a few of the subjects Bill covered. I’d like to talk about loans, deposits, and margins.

Last quarter, I spoke about our robust commercial loan pipeline. Most of the $93 million of new outstandings closed between mid May and the end of June. In fact, approximately $38 million funded over the last four days of the quarter. We are on pace for loans to increase 10% this year.

Commercial loans on average should be $70 million higher in the third quarter of this year as compared to the second quarter. Our remaining commercial loan pipeline is solid and we were able to recruit one new relationship manager in the corporate banking division during the second quarter.

Regarding deposits, over the last 12 months, deposit growth has slightly outpaced loan growth. Our loan-to-deposit ratio at the end of the second quarter was 105%, down from 108% last quarter.

In addition, since last quarter we have opened two new branch locations, one in May and one in July. Though the physical locations may’ve just opened, the efforts to develop their markets began months earlier. I would like to share our results to date.

The first branch opened on May 1. At the end of the second quarter, balances exceeded just over $14 million. As of close of business yesterday, balances had surpassed the $16 million level and loans associated with that branch exceed $5 million.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

Our newest branched opened July 10. Even though its physical opening took place in July, there were almost $1.75 million worth of deposits associated with that branch at the end of the second quarter. And at the close of business yesterday, there were greater than $3-1/2 million of deposits at that branch and loans exceeded $1.1 million.

Regarding the margin, the growth experienced during the quarter has influenced the mix of the balance sheet and has impacted the margin ratio. In previous quarters, we have been able to offset both loan and deposit pricing pressures with the benefits if rising short-term rates.

More recently as interest rates have risen, depositors are choosing to manage their funds more aggressively, meaning that high cost, more rate sensitive products are in favor.

This shift has essentially altered the bank’s interest rate risk profile, effectively eliminating the asset sensitive risk profile of the past. Going forward, our ability to maintain the margin will come from prudently managing the rates charged on loans and working aggressively to increase core checking relationships.

Overall we continue to focus on executing the basics with excellence, growing deposits, building our pipelines with quality credit, and controlling expenses.

That concludes our prepared remarks. With (Lawanna’s) assistance, we’d be glad to take any questions.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

We will pause for just a moment to compile the Q&A roster…

Your first question comes from Julie Hughes, First (Indiana) Bank...

Ms. Hughes, your line is open…

Bob Warrington:	Then perhaps we could move on to the next question.

Operator:	Your next question comes from Fred Cummings, KeyBanc Capital Markets.

Fred Cummings:	Yes, good afternoon, Bill and Bob.

Bob Warrington:	Good afternoon, Fred.

Fred Cummings:	Bill, can you touch on, it looks like the tax rate was 38.5% versus 37% last quarter. Can you just talk about why that was the case?

Bill Brunner:	Yeah, the biggest thing in the effective tax rate, Fred, is in the first quarter with that substantial gain on the sale of the trust operation, which is a fully state-taxable event – in other words, it does not benefit from some of the state tax strategies – in essence changes the apportionment factors of how you allocate income, which has had a shadow effect of raising our effective tax rate as we estimated for the year of 2006.

So there’s – most of it is what I would say is because of that, in other words we were heavy this year in state taxable income.

Fred Cummings:	Okay.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

And then so what – now what does that imply about the tax rate going in subsequent quarters? Should it be around this level, Bill?

Bill Brunner:	Yeah.

Give, you know, given the current accounting literature where you estimate tax rate, you’re bound to estimate it for the full year and burn in your best estimate for the year. That’s my best estimate for the remainder of this year.

Fred Cummings:	Okay.

And then with respect to the margin outlook, assuming we don’t get any additional Fed rate moves, Bill, what’s – how do you feel about the margin just being say stable?

Bill Brunner:	Stable’s probably a pretty good word for that right now. I think right now where before we had the benefit of the rising rates lifting it and being able to pay for some of the competitive situation, I think if rates cease to go up, we’re – we are then subject to how we can manager our growth mix and whether the competitive pressures, if rates cease to rise, if the market rates kind of come to a stable, you know, a stable level.

I think that would be reasonable to expect. But I think you’re kind of, you know, that kind of range where it landed this quarter absent some exogenous thing, I’m struggling to find a way that it would go materially out of that range.

Fred Cummings:	Okay, thank you.

Operator:	Your next question comes from Brad Milsaps, Sandler O’Neill.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

Brad Milsaps:	Hey, good afternoon.

Bob Warrington:	Good afternoon.

Brad Milsaps:	Bob, it sounds like you’ve had some pretty good success with – early on here with your de novo branch openings. Can you talk a little bit about how you’ve been able to attract, you know, so quickly out of the gate deposits there and anything in particular you’re doing in terms of marketing or et cetera that may end up having an effect on the bottom line and sort of how you see that playing out the rest of the year?

Bob Warrington:	Brad, thank you for that question.

We really attempted to recruit or assign quality branch managers the responsibility for the branch with enough lead time before opening that they could make an impact in the area that that branch serves.

And that coupled with some targeted marketing and really just old fashioned hard calling produced the best results we have ever had in the history of the company in terms of getting a branch off to a positive start.

When I’ve discussed new branch openings with our director of retail banking (Ken Hall), we’ve used the comparison to new movie openings where you need to get that big opening weekend to get the trajectory to make the big box office.

We feel it’s the same way with a branch. We’ve got to have a focused, concerted effort so the initial launch gets off to that big opening weekend if you will. And at least with these two, we feel the trajectory on the launch has

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

been quite favorable and we think we can bring both these branches to profitability in record time, which of course will encourage us to continue opening de novo branches.

Brad Milsaps:	Okay, great.

And Bill, we’ve talked a little bit about this, but in terms of how to view the loan loss provision going forward, that’s – is that just really too difficult to determine at this point?

Bill Brunner:	Well, obviously we ourselves have to model it quite actively. (You know), it’s a function of the loan growth and we continue to be – what did I say? – blessed or really I don’t mean to diminish the hard efforts of keeping the credit quality as clean as it is. Even with charge-offs levels at this level, I think we’re just going to have to take it quarter by quarter.

Brad Milsaps:	Okay, great. Thanks.

Operator:	Again to ask a audio question, please press star-1.

Your next question comes from Kenneth James, FTN Midwest Securities.

Kenneth James:	Hey, good afternoon.

Bob Warrington:	Good afternoon.

Kenneth James:	You talked a little bit about the – kind of the loan pricing pressure, but you primarily referenced it to the consumer side, which I imagine is primarily home equity loans.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

But I wanted to talk a little bit about on the commercial side, since that’s where most of your growth was. I mean, I’ve heard from quite a few I guess people maybe not right in your market, but close by that’s, you know, anecdotal stuff like, you know, the prime borrower of last year is the prime-minus borrower of this year.

And I just want to know, you know, given that your commercial growth looks pretty strong right now what kind of maybe concessions you’re having to give on pricing to get that given that I would imagine that Indianapolis is intensely competitive right now.

Bob Warrington:	Another excellent question.

It is very competitive. And Kenneth, as you know, we compete with the large regional banks that tend to have locations all throughout the Midwest. So we’re no different in that regard. Competition and pricing pressure is there. We are willing to compete to some extent on price. We’re not willing to compete on credit quality or credit standards.

We believe that the overall pricing has met our profitability standards regarding the commercial book of business. But I do agree with your statement that the – generally speaking prices have deteriorated from a banker’s perspective relative to say this time last year.

Kenneth James:	Okay.

And then secondly kind of on a different subject, do you have a kind of a comfort level or a level of tangible equity that you won’t, you know, go under? I’m just trying to get a feel for (if the) aggressive repurchases are going to continue indefinitely or when they might slow down.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

Bob Warrington:	You know, what we’ve said in the past on that, Kenneth, is, you know, as a general target on tangible equity I would say 7%, you know, plus or minus 25 basis points either direction, you know, absent some significant reason or opportunity to deviate from that level. That’s where we targeted it to be.

Kenneth James:	Okay. Thank you.

Bob Warrington:	You’re welcome.

Operator:	Your next question comes from Brian Martin, Howe Barnes Investments.

Brian Martin:	Hi guys.

Bob Warrington:	Good afternoon.

Brian Martin:	Hey, just wondering if you give a little color on the – maybe I didn’t hear it quite well, the timing of the loan growth in the quarter and then maybe just the monthly margins, if you can share that, Bill.

Bob Warrington:	Well, let me take the timing of the loan growth and Bill can do the margin.

What I was trying to say is that the majority of our loans that closed in the second quarter closed in the second half of the second quarter and that we had a large amount of loans that funded over the last four business days. So from an average outstanding balance, the full impact or effect of that was not felt in the second quarter and that the commercial loans we would expect to be approximately $70 million higher on average in the third quarter than the second quarter.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

Brian Martin:	Okay.

And then just the monthly margins?

Bill Brunner:	Yeah.

Brian, on that aspect, and I (don’t know if) we’ve spoke about this before, but given the size of our balance sheet, it doesn’t take much of a unusual or even modest event to move that thing around a few basis points.

But despite that, what I say is when I look at the months in the quarter – I think I know where you’re – do I see a trend in there. The margin was plus or minus 2 basis points high to low for each month of this last quarter. It was very stable.

Brian Martin:	Okay.

And then I guess the relationship officer you guys hired this quarter, was that an experienced person? I’m assuming (but I just want) to make sure of that.

Man:	Yes it was an experienced person.

Brian Martin:	Okay. That's it. Thanks a lot, guys.

Man:	Thank you.

Man:	(Thank you), Brian.

Operator:	Again to ask a audio question, please press star-1...

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-06/1:00 pm CT
Confirmation # 1611690

At this time there are no further questions.

Bob Warrington:	Okay. Well thank you very much for your time this afternoon. We appreciate you sharing it with us. Hope you all have a profitable day and we'll speak with you next quarter.

Thank you.

Operator:	Thank you.

This concludes today’s conference call. You may now disconnect.

END